Exhibit 2.2
AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2005 (this “Agreement”), is entered into by and among UCBH Holdings, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended (“Buyer”), United Commercial Bank, a California state-chartered bank and a wholly owned subsidiary of Buyer (“UCB”), and Asian American Bank & Trust Company, a Massachusetts state-chartered trust company (the “Company”).
     WHEREAS, the Boards of Directors of Buyer, UCB and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into UCB, with UCB being the surviving entity (the “Merger”);
     WHEREAS, the parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 Definitions. The defined terms used in this Agreement have the meanings set forth on Appendix I hereto.
     1.2 The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable provisions of the CFC, the CGCL, Massachusetts banking laws, the MBCL and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”), at the Effective Time, the Company shall merge with and into UCB. UCB shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Corporation shall be “United Commercial Bank.” Upon consummation of the Merger, the separate corporate existence of the Company shall terminate. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Code Section 368 and the regulations thereunder.
     1.3 Closing; Effective Time.
          (a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the last business day of the month in which the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) has been waived or satisfied (subject to applicable law) (provided that if such waiver or satisfaction occurs during December 2005, the Closing will take place on January 31, 2006, and if such waiver or satisfaction occurs during March 2006, the Closing will take place on April 30, 2006, or such other date as the parties mutually agree) (the “Closing Date”), at the offices of Squire, Sanders & Dempsey L.L.P., One Maritime Plaza, Suite 300, San Francisco, California 94111-3492 unless another time, date or place is agreed to in writing by the parties hereto.
          (b) Effective Time. Subject to the provisions of this Agreement, an agreement of merger complying with Section 1101 of the CGCL and Sections 78 and 85 of the MBCL (the “Agreement of Merger”) and officers’ certificates complying with Section 1103 of the CGCL (the “California Certificates”) and Section 4800 et seq. of the CFC in substantially the forms attached hereto as Exhibit A and Exhibit B, respectively, shall be duly executed and filed with the Secretary of State of the State of California (the “California Secretary”) and the Secretary of State of the State of Massachusetts (the “Massachusetts Secretary”) on the Closing Date by the Company and UCB. The Merger shall become effective at such time the filings with the California Secretary and the Massachusetts Secretary of the Agreement of Merger are received and accepted by the CADFI (the “Effective Time”).
     1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the CGCL, Section 80 of the MBCL and Section 4800 et seq. of the CFC.
     1.5 Conversion of Company Common Stock.
          (a) At the Effective Time, subject to the exceptions and limitations set forth in Article II hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and cease to exist and converted into the right to receive, depending upon the election of the holder thereof as provided in Section 2.2 hereof, (i) shares of Buyer Common Stock in accordance with the Exchange Ratio, (ii) cash in the amount of the Per Share Cash Consideration, or (iii) a combination of such shares and cash (collectively, the “Merger Consideration”).
          (b) Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock shall be issued to holders of Company Common Stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of Buyer Common Stock shall receive, at the time of surrender of the Certificate or Certificates, an amount in cash equal to the product of (i) the Per Share Cash Consideration and (ii) the fraction of a share of Buyer Common Stock to which such holder otherwise would be entitled, rounded to the nearest penny. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share, except as expressly provided herein.
          (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and which shareholders have given notice of their intention to assert dissenters rights under Section

85 of the MBCL and which shareholders have voted not to approve the Merger (such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Section 86 to 98 inclusive, of the MBCL (“Section 86 et seq.”); provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Corporation, his demand for purchase of such shares, or (ii) if any holder of Dissenting Shares fails to establish or otherwise loses his entitlement to payment of the fair market value of such shares as provided in Section 86 et seq., such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Company Common Stock as contemplated by Section 86 et seq., and each of such shares shall thereupon cease to be Dissenting Shares and shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon, as provided in Section 1.5(a) and Article II hereof. Prior to the Effective Time, the Company shall give Buyer prompt notice of any demands for appraisal pursuant to Section 86 et seq. received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     1.6 Buyer Capital Stock; UCB Capital Stock. Each share of the capital stock of UCB issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger, and such shares shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation. Each share of Buyer Capital Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger.
     1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of UCB, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.
     1.8 Bylaws. At the Effective Time, the Bylaws of UCB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
     1.9 Directors and Officers. The directors and officers of UCB immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the UCB until their respective successors are duly elected or appointed and qualified.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION
     2.1 Surrender of Company Common Stock.
          (a) Prior to the Effective Time, Buyer shall appoint Mellon Investor Services LLC, or its successor, or any other bank or trust company mutually acceptable to Buyer and the Company, as exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Common Stock. At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent (i) such number of certificates of Buyer’s Common Stock representing the Aggregate Buyer Share Amount and (ii) immediately available funds in an amount not less than the portion of the Aggregate Cash Value payable hereunder to holders of Company Common Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time.
          (b) Buyer shall direct the Exchange Agent to mail on the Mailing Date to each holder of record of a certificate or certificates representing any such shares of Company Common Stock (each, a “Certificate”): (i) a letter of transmittal to be completed, signed and returned to the Exchange Agent by each such holder, (ii) an Election Form to be completed, signed and returned to the Exchange Agent by each such holder, (iii) appropriate and necessary documentation enabling such holder to establish, if applicable, an exemption from tax withholding in connection with payment of the Merger Consideration to each such holder, and (iv) instructions regarding the documentation described in clauses (i) through (iii) above for use in effecting the surrender of the Certificates. The instructions shall specify that (w) Election Forms, properly completed and duly executed, are required to be returned to the Exchange Agent by the Election Deadline, (x) the materials specified in clauses (i) and (iii) above, properly completed and duly executed, are required to be returned to the Exchange Agent, accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by the Election Form submitted by such holder, (y) delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (z) upon surrendering a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to the provisions of Section 2.2), and the Certificate so surrendered shall forthwith be canceled.
          (c) If any payment of the Merger Consideration for shares of Company Common Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be conditions of such payment that the Certificate be presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer of ownership thereof, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer costs and expenses, including taxes, required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such transfer costs and expenses, have been paid or are not payable.

          (d) Until surrendered as contemplated by this Section 2.1 and except as otherwise provided herein, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Common Stock should be unable to surrender the Certificates representing such shares, because the Certificates have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as may be determined to be adequate by Buyer as indemnity against any claim that may be made against it with respect to such Certificates, such holder shall be entitled to receive the Merger Consideration. No interest shall be paid on any of the Merger Consideration.
     2.2 Election and Proration Procedures.
          (a) In accordance with Section 2.1(b), an election form (“Election Form”) and the other materials specified in Section 2.1(b)(i)-(iv), as well as other appropriate and customary transmittal materials, in such form as Buyer and the Company shall mutually agree shall be mailed no less than thirty-five (35) days prior to the anticipated Effective Time or on such other date as the Company and Buyer shall mutually agree (“Mailing Date”) to each holder of record of Company Common Stock as of five (5) business days prior to the Mailing Date (“Election Form Record Date”). Buyer shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock after the Election Form Record Date and prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) Buyer Common Stock (a “Stock Election”) with respect to all of such holder’s Company Common Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s Company Common Stock, or (iii) Buyer Common Stock with respect to a specified number of shares of such holder’s Company Common Stock (a “Combination Stock Election”) and cash with respect to the remainder of such holder’s Company Common Stock (a “Combination Cash Election”), subject to the provisions contained in this Agreement. Any Company Common Stock (other than Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.
          (b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m. California time on or before the thirtieth (30th) day following the Mailing Date, or such other time and date as Buyer and the Company may mutually agree (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Common Stock covered by such Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and, if such revoked Election Form was delivered to the Exchange Agent accompanied by Certificates represented by such Election Form, Buyer shall cause such Certificates to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Buyer and the Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
          (c) Buyer shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive cash or Buyer Common Stock in the Merger as follows:
               (i) If the conversion of all Cash Election Shares would result in an Aggregate Stock Value not less than forty-five percent (45%) of the Aggregate Deal Value:
                    (A) and if such conversion would not result in the Aggregate Cash Value exceeding the Fixed Cash Amount, then:
                         (1) each Stock Election Share shall be converted into the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio;
                         (2) each Undesignated Share shall be converted into the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio; and
                         (3) each Cash Election Share shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;
                    (B) and if such conversion would result in the Aggregate Cash Value exceeding the Fixed Cash Amount, then:
                         (1) each Stock Election Share shall be converted into the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio;
                         (2) each Undesignated Share shall be converted into the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio; and
                         (3) a cash proration factor (the “Fixed Cash Proration Factor”) shall be determined by dividing (a) the quotient of (i) the Fixed Cash Value, divided by (ii) the Per Share Cash Consideration, by (b) the Aggregate Cash Election Share Number. Each holder of Cash Election Shares shall be entitled to:
                              (x) an amount of cash equal to the product of (a) the number of such holder’s Cash Election Shares, multiplied by (b) the Per Share Cash Consideration, multiplied by (c) the Fixed Cash Proration Factor; and

                              (y) that number of shares of Buyer Common Stock equal to the product of (a) the number of such holder’s Cash Election Shares, multiplied by (b) the Exchange Ratio, multiplied by (c) the difference of (i) one minus (ii) the Fixed Cash Proration Factor;
                    provided, however, that a further allocation of shares of Buyer Common Stock in lieu of the Per Share Cash Consideration upon conversion of Cash Election Shares may be made on a pro rata basis if and to the extent necessary to ensure that, after the payment of cash for fractional shares in accordance with Section 1.5(b) hereof and for Dissenting Shares in accordance with Section 2.2(c)(v), the Aggregate Stock Value is not less than forty-five percent (45%) of the Aggregate Deal Value.
               (ii) If the conversion of all Cash Election Shares would result in an Aggregate Stock Value less than forty-five percent (45%) of the Aggregate Deal Value, then, to the extent necessary so that the Aggregate Stock Value is not less than forty-five percent (45%) of the Aggregate Deal Value, the Exchange Agent shall make the following allocations and adjustments in the following order:
                    (A) each Stock Election Share shall be converted into the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio;
                    (B) each Undesignated Share shall be converted into the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio; and
                    (C) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (I) the quotient of (a) the product of (i) the Aggregate Deal Value, multiplied by (ii) 0.55, divided by (b) the Per Share Cash Consideration, by (II) the Aggregate Cash Election Share Number. Each holder of Cash Election Shares shall be entitled to:
                         (1) an amount of cash equal to the product of (a) the number of such holder’s Cash Election Shares, multiplied by (b) the Per Share Cash Consideration, multiplied by (c) the Cash Proration Factor; and
                         (2) that number of shares of Buyer Common Stock equal to the product of (a) the number of such holder’s Cash Election Shares, multiplied by (b) the Exchange Ratio, multiplied by (c) the difference of (i) one minus (ii) the Cash Proration Factor;
                    provided, however, that a further allocation of shares of Buyer Common Stock in lieu of the Per Share Cash Consideration upon conversion of Cash Election Shares may be made on a pro rata basis if and to the extent necessary to ensure that, after the payment of cash for fractional shares in accordance with Section 1.5(b) hereof and for Dissenting Shares in accordance with Section 2.2(c)(v), the Aggregate Stock Value is not less than forty-five percent (45%) of the Aggregate Deal Value.
               (iii) Notwithstanding any other provision of this Agreement (other than Section 2.2(c)(iv) hereof):

                    (A) if the Average Closing Price is eighty percent (80%) or greater, but less than eighty-five percent (85%), of the Agreement Price, the Exchange Ratio shall be adjusted to the product of (I) 1.108, and (II) a fraction, the numerator of which is the product of (a) the Agreement Price, and (b) 0.85, and the denominator of which is the Average Closing Price; and
                    (B) if the Average Closing Price is greater than one hundred fifteen percent (115%), but not greater than one hundred twenty percent (120%), of the Agreement Price, the Exchange Ratio shall be adjusted to the product of (I) 1.108, and (II) a fraction, the numerator of which is the product of (a) the Agreement Price, and (b) 1.15, and the denominator of which is the Average Closing Price.
               (iv) Notwithstanding any other provision of this Agreement, after application of the allocation rules set forth in the preceding subsections of this Section 2.2(c), Buyer shall be authorized to reallocate cash and shares of Buyer Common Stock among the holders of the Company Common Stock in good faith, and thus to vary the number of shares of Buyer Common Stock to be issued in the Merger, if and to the extent necessary, as may be reasonably determined jointly by Buyer and the Company, to secure the tax opinions described in Section 8.2(g) and Section 8.3(e) below.
               (v) Notwithstanding any other provision of this Agreement (other than Section 2.2(c)(iv) hereof), all shares of Company Common Stock which are outstanding immediately prior to the Effective Time and that have ceased to be Dissenting Shares shall be deemed “Undesignated Shares.”
          (d) The calculations required by Section 2.2(c) above shall be prepared by Buyer prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Buyer and furnished to the Company at least two (2) business days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Buyer Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.
          (e) No dividends or other distributions of any kind which are declared payable to holders of record of Buyer Common Stock after the Effective Time will be paid to persons entitled to receive such certificates representing Buyer Common Stock until such persons surrender their Certificates. Upon surrender of such Certificates, the holders thereof shall be paid, without interest, any dividends or other distributions with respect to shares of Buyer Common Stock as to which the record date and payment date occurred after the Effective Time and on or before the date of surrender.
          (f) All dividends or distributions, and any cash to be paid pursuant to Section 1.5(b) hereof in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the date of the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Buyer, and after such time any holder of a Certificate who has not surrendered such Certificate to the Exchange Agent shall, subject to applicable law, only have the rights of a general creditor of Buyer for payment or delivery by Buyer of such dividends or distributions or cash, as the case may be.
Buyer, UCB, the Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such cash amounts as Buyer, UCB, the Company or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign law with respect to the making of such payment. To the extent the amounts are so withheld by Buyer, UCB, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Common Stock in respect of whom such deduction and withholding was made by Buyer, UCB, the Company or the Exchange Agent.
     2.3 Further Transfers of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock theretofore outstanding shall thereafter be made. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.
     2.4 Dissenting Shares. Any Dissenting Shares of Company Common Stock held by persons who have perfected their rights with respect to such Dissenting Shares under Section 86 et seq. shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled to such rights as are granted them by Section 86 et seq. Each holder of Dissenting Shares who is entitled to payment for such holder’s shares of Company Common Stock pursuant to Section 86 et seq. shall only receive payment from Buyer in an amount as determined pursuant to the procedures set forth in Section 86 et seq.
     2.5 Alternative Method. Notwithstanding any provision of this Agreement to the contrary, after consultation with the Company, upon written notice to the Company, Buyer may, at any time prior to the Effective Time, to the extent permitted by law, change the method of effecting the Merger or the making of Merger Consideration available to the Company’s shareholders if, and to the extent necessary to secure the tax opinions described in Section 8.2(g) and Section 8.3(e) below; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) materially delay or impede the consummation of the Merger, or (iii) adversely affect the tax treatment of Company shareholders as a result of receiving Buyer Common Stock or the status of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.
ARTICLE III
DISCLOSURE SCHEDULES; REPRESENTATIONS
AND WARRANTIES OF THE COMPANY AND BUYER
     3.1 Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Buyer, the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, or to one or more of such party’s covenants contained in Article VI.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
     4.1 Corporate Organization.
          (a) The Company.
               (i) The Company is a Massachusetts state-chartered trust company duly organized, duly licensed, validly existing and in good standing under the corporate and banking laws of the Commonwealth of Massachusetts. The Company is not a member of the FRB. The deposit accounts of the Company are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Buyer, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.
               (ii) The Company (A) has all requisite corporate power and authority to engage in the business of commercial banking and to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not constitute or be likely to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
               (iii) The Company does not have any Subsidiaries, other than (A) AASC I, (B) AASC II, and (C) an entity which becomes a Subsidiary as a result of foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructuring.
               (iv) The minute books of the Company contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Company’s incorporation of its shareholders and Board of Directors (including committees of its Boards of Directors).
          (b) Asian American Security Corporation.
               (i) AASC I is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Articles of Organization and Bylaws of AASC I, copies of which have previously been made available to

Buyer, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.
               (ii) AASC I (A) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (B) is duly licensed by and has received all necessary approvals from, and is in compliance with all applicable regulations of, all applicable state and federal agencies and is qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, approvals or qualification necessary, except where failure to be so licensed, approved or qualified would not constitute or be likely to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
               (iii) AASC I does not have any Subsidiaries, other than an entity which becomes a Subsidiary as a result of foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructuring.
               (iv) The minute books of AASC I contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since AASC I’s incorporation of its shareholders and Board of Directors (including committees of its Boards of Directors).
          (c) Asian American Security Corporation II.
               (i) AASC II is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Articles of Organization and Bylaws of AASC II, copies of which have previously been made available to Buyer, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.
               (ii) AASC II (A) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (B) is duly licensed by and has received all necessary approvals from, and is in compliance with all applicable regulations of, all applicable state and federal agencies and is qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, approvals or qualification necessary, except where failure to be so licensed, approved or qualified would not constitute or be likely to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
               (iii) AASC II does not have any Subsidiaries, other than an entity which becomes a Subsidiary as a result of foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructuring.
     The minute books of AASC II contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since AASC II’s incorporation of its shareholders and Board of Directors (including committees of its Boards of Directors).

     4.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 5,000,000 shares of Class A common stock, par value $1.00 per share, no share of Class B common stock, and 5,000,000 shares of Class C non-voting common stock, par value $1.00 per share. As of the date hereof, there are (i) 1,512,421 shares of Class A common stock issued and outstanding, (ii) no shares of Class B common stock outstanding, (iii) 72,862 shares of Class C non-voting common stock outstanding, and (iv) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the 1,585,283 issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The share journal and stock transfer ledger of the Company, a copy of which has previously been made available to Buyer, is a true and correct and complete copy of such document as of the date of this Agreement and accurately reflects the shareholders of record of the Company.
          (b) The authorized capital stock of AASC I consists of 200,000 shares of common stock, par value $1.00 per share (“AASC I Common Stock”). As of the date of this Agreement, there are (i) 100,000 shares of AASC I Common Stock issued and outstanding, all of which are owned by the Company free and clear of any Liens, except as disclosed in Section 4.2(b) of Company Disclosure Schedule, and (ii) no shares of AASC I Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of AASC I Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of AASC I Common Stock or any other equity security of AASC I or any securities representing the right to purchase or otherwise receive any shares of AASC I Common Stock or any other equity security of AASC I. The share journal and stock transfer ledger of AASC I, a copy of which has previously been made available to Buyer, is a true and correct and complete copy of such document as of the date of this Agreement and accurately reflects the shareholders of record of AASC I. AASC I became a Subsidiary of the Company on July 18, 1996.
          (c) The authorized capital stock of AASC II consists of 200,000 shares of common stock, par value $1.00 per share (“AASC II Common Stock”). As of the date of this Agreement, there are (i) 50,000 shares of AASC II Common Stock issued and outstanding, all of which are owned by the Company free and clear of any Liens, except as disclosed in Section 4.2(c) of Company Disclosure Schedule, and (ii) no shares of AASC II Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of AASC II Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of AASC II Common Stock or any other equity security of AASC II or any securities representing the right to purchase or otherwise receive any shares of AASC II Common Stock or any other equity security of AASC II. The share journal and stock transfer ledger of AASC II, a copy of which has previously been made available to Buyer, is a true and correct and complete copy of such document as of the date of this Agreement and accurately reflects the shareholders of record of AASC II. AASC II became a Subsidiary of the Company on April 25, 2001.
     4.3 Authority; No Violation.
          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Except for the delivery by the Company of minutes of a Board of Directors meeting or an action by unanimous written consent of the Board of Directors, and approval of the shareholders of the Company at a meeting to be convened to consider and act upon this Agreement and the transactions contemplated hereby (collectively, the “Consents”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and UCB) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Organization or Bylaws of the Company or any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or to any of their properties or assets, or (y) except as forth in the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a “Lien”) upon any of the properties or assets of the Company or its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties or assets may be bound or affected.
     4.4 Consents and Approvals. Except for (a) the filing by Buyer of any necessary application with the FRB under the Bank Holding Company Act of 1956, as amended (the “FRB

Application”), and approval or waiver of such application, (b) the filing of an application with the FDIC under the Bank Merger Act and the Interstate Act (the “FDIC Application”) and approval of such application, (c) the filing of applications and/or notices, as applicable, with the MBBI, MDB and/or the CADFI (the “State Banking Approvals and Notices”), (d) the filing of the Agreement of Merger and California Certificates with the Massachusetts Secretary and the California Secretary (e) Securities Laws Filings and Approvals and compliance with applicable blue sky laws, and (f) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.
     4.5 Regulatory Reports.
          (a) The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2002 with (i) the FDIC, (ii) any state banking commission or any other state regulatory authority, and (iii) any other SRO (each a “Regulatory Agency”), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and, except as disclosed on Schedule 4.5(a), no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, any investigation into the business or operations of the Company since December 31, 2002. Except as disclosed in the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company.
          (b) Schedule 4.5(b) sets forth each communication mailed by the Company to its shareholders since December 31, 2002, copies of which the Company has previously made available to Buyer, and no such communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has not registered any capital stock or transactions with the SEC under the Securities Act, and the Company is not required to file any reports with the SEC under Sections 13 or 15 of the Exchange Act. No enforcement action has been initiated against the Company by the SEC or the FDIC relating to disclosures contained in any communication to the Company’s shareholders.
     4.6 Financial Statements; Methods of Accounting. The Company has previously made available to Buyer copies of the consolidated balance sheets of the Company as of December 31 for the fiscal years 2002 through 2004 and the related consolidated statements of income, consolidated statement of changes in shareholders’ equity and consolidated statements of cash flows for the fiscal years 2002 through 2004, in each case accompanied by the audit report of the Company’s independent registered public accountants. The December 31, 2004 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the financial position of the Company as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements, (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. To the knowledge of the Company, the non-audited, company-prepared consolidated financial statements of the Company as of June 30, 2005 fairly present the financial condition of the Company as of that date (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount). Company has not changed its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors.
     4.7 Broker’s Fees. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. (“Company Advisor”) in accordance with the terms of an agreement dated February 1, 2005 between Company Advisor and the Company, a true and correct and complete copy of which has been previously delivered by the Company to Buyer.
     4.8 Absence of Certain Changes or Events.
          (a) Since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company or any of its Subsidiaries.
          (b) Except as disclosed in the Company Disclosure Schedule, since December 31, 2004, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course consistent with their past practices.
          (c) Except as disclosed in the Company Disclosure Schedule, since December 31, 2004, the Company has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously disclosed to Buyer), (ii) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practice), (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iv) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (v) had any union organizing activities, or (vi) made any agreement or commitment (written or oral, contingent or otherwise) to do any of the foregoing.

     4.9 Legal Proceedings.
          (a) (i) Except as disclosed on the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
               (ii) As of the Closing Date, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company which if adversely determined would individually or in the aggregate have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
          (b) (i) As of the date of this Agreement, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or any of its Subsidiaries or any of their respective assets which are not of general application to banks like the Company.
               (ii) As of the Closing Date, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or any of its Subsidiaries or any of their respective assets which are material to the Company and its Subsidiaries taken as a whole and which are not of general application to banks like the Company.
     4.10 Taxes.
          (a) The Company and its Subsidiaries have (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes, with such provisions being based on estimates made by the Company in good faith. No deficiencies for any Taxes have been proposed or assessed in writing with respect to the Company or any of its Subsidiaries, other than amounts which have been otherwise provided for or which are immaterial to the financial statements of the Company. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except for statutory liens for current Taxes not yet due. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no waiver or extension of the time to assess or collect any Taxes is pending or outstanding. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.
          (b) When required to do so, the Company has properly withheld Taxes on all non-resident deposit accounts.

     4.11 Employee Benefit Plans.
          (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct and complete list of each of the Company’s and its Subsidiaries’ incentive compensation plans, equity compensation plans, “welfare” plans, funds or programs (within the meaning of Section 3(1) of ERISA); “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the “Plans”) by the Company or its Subsidiaries for the benefit of any current or former employee, director, or consultant of the Company. Other than AASC I and AASC II, the Company does not have any ERISA Affiliates.
          (b) The Company has heretofore made available to Buyer true and correct and complete copies of each of the Plans and each of the following documents, if applicable: (i) the actuarial report for each such Plan for each of the last two (2) years, (ii) the most recent determination letter from the Internal Revenue Service for each such Plan, (iii) a copy of the most recent summary plan description required for each such Plan under ERISA, and (iv) a copy of the most recent Form 5500 filed with the Internal Revenue Service for each such Plan.
          (c) To the extent required, each of the Plans is in material compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any Subsidiary of the Company has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than Pension Benefit Guaranty Corporation premiums); to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty (30) -day notice period has been waived); and no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.
     4.12 Disclosure Controls and Procedures. None of the Company’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants, except as would not reasonably be expected to have a materially adverse effect on the Company’s system of internal accounting controls described in the next sentence. The Company and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

     4.13 Company Information. The information relating to the Company and its Subsidiaries that is provided to Buyer by the Company or its representatives for inclusion in any document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries:
          (a) is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, except where such non-compliance will not result in or create the probability of resulting in any Material Adverse Effect in the Company and its Subsidiaries taken as a whole, and, as of the date hereof, the Company has a Community Reinvestment Act rating of “satisfactory” or better;
          (b) has all material permits, licenses, franchises, certificates, orders, and approvals of, and has made all material filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company and its Subsidiaries to carry on their respective businesses as currently conducted;
          (c) except as set forth in the Company Disclosure Schedule, has, since December 31, 2001, received no notification or communication from any Governmental Entity (A) asserting that the Company or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, except where such non-compliance will not result in or create the probability of resulting in any Material Adverse Effect in the Company and its Subsidiaries taken as a whole, (B) threatening to revoke any material permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the Company’s FDIC deposit insurance; and
          (d) except as set forth in the Company Disclosure Schedule, is not a party to or subject to any memorandum of understanding or to any order, decree, agreement or to any similar formal enforcement actions of any Governmental Entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of deposits (including, the FDIC and MDB) or the supervision or regulation of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or similar action.
     4.15 Contracts.
          (a) Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is not entered into in the ordinary course of business and is not terminable without cause on sixty (60) days or less notice or involves the payment of more than $50,000 per annum, (iv) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries, or (v) which is not in the ordinary course of business and provides recourse to the Company or any former or present Subsidiary of the Company in connection with the sale of any loan or other extension of credit (excluding customary short-term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Buyer true and correct and complete copies of each Company Contract.
          (b) Except as forth in the Company Disclosure Schedule, (i) each Company Contract is a valid and binding obligation of the Company or a Subsidiary thereof, as the case may be, and is in full force and effect, (ii) each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company or any of its Subsidiaries, in default in any respect thereunder.
     4.16 Environmental Matters.
          (a) Except as set forth in the Company Disclosure Schedule, each of the Company and its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties, is and has been in material compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of or exposure to Hazardous Materials in the environment or workplace (collectively, “Environmental Laws”).
          (b) Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of the Company’s Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company, any of the Company’s Subsidiaries, any Participation Facility or any Loan Property.
          (c) Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, during the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any of its current or former properties, (ii) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of its current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.
     4.17 Derivative Transactions. Except as set forth in the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding Derivative Transaction for its own account or for the account of any of its customers.
     4.18 Opinion. Prior to the execution of this Agreement, the Company has received, and provided to Buyer a copy of, a written opinion from the Company Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
     4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals applicable to it or to any of its Subsidiaries from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained.
     4.20 Loans and Deposits.
          (a) Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), as of March 31,

2005, over ninety (90) days delinquent in payment of principal or interest or, to the knowledge of the Company, is in violation of a material non-monetary covenant or obligation, or (ii) as of March 31, 2005, Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company, or, to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20(a) of the Company Disclosure Schedule sets forth (x) all of the Loans of the Company that as of March 31, 2005 were classified by any internal or external examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.) all of the Loans of the Company which were classified as of March 31, 2005, and (z) each asset of the Company that as of December 31, 2004, was classified as “Other Real Estate Owned” and the book value thereof.
          (b) Each Loan (i) is evidenced by notes, written agreements or other written evidences of indebtedness that are true, correct, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (c) Deposits in the Company of directors and executive officers of the Company amount to no more than $2,500,000 and such deposits earn interest at rates comparable to those on other deposits of comparable size and maturity. Within seven (7) calendar days of the date of this Agreement, the Company will provide Buyer with verification of the accuracy of the foregoing figure as of the date of this Agreement, including a list of such accounts and deposits as of the date of this Agreement.
     4.21 Property. Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2004 or acquired after such date, except (a) Liens for Taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, or (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business. All leases pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in any material default thereunder.
     4.22 Labor Matters.
          (a) There is no application or petition for certification of a collective bargaining agent or for union representation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, and none of the Company’s or its Subsidiaries’ employees are or have been since December 31, 2004 represented by any union or other bargaining representative. To the knowledge of the Company, since December 31, 2004, no union has attempted to organize any group of the employees of the Company or any of its Subsidiaries, and no group of the Company’s or its Subsidiaries’ employees has sought at any time during the last three (3) years to organize themselves into a union or similar organization for the purpose of collective bargaining. To the knowledge of the Company, there are no pending or threatened strikes, slowdowns, pickets or work stoppage by any employees of the Company or any of its Subsidiaries.
          (b) There are no pending or, to the knowledge of the Company, threatened material unfair labor practice charges or employee grievance charges with the National Labor Relations Board or any comparable state or local agency against the Company or any of its Subsidiaries.
          (c) With respect to the Company’s and its Subsidiaries’ businesses, there have not been in the past five (5) years any investigations, inspections or material citations for violations of OSHA, any of the regulations promulgated pursuant to OSHA, or any other statute, ordinance, rule or regulations establishing standards of workplace safety, and no such investigations, inspections or citations are pending or, to the knowledge of the Company, threatened.
     4.23 Insurance. Each of the Company and its Subsidiaries is and continuously since July 1, 2000, been, insured with reputable insurers against all risks normally insured against by banks and bank subsidiaries, as applicable. Schedule 4.23 of the Company Disclosure Schedule lists and describes each insurance policy maintained by or on behalf of the Company or any of its Subsidiaries with respect to their properties, assets and businesses, together with a claims history for the past two (2) years. In the best judgment of the management of the Company, such insurance coverage is adequate for the Company and its Subsidiaries, and all material claims under the policies listed on Schedule 4.23 of the Company Disclosure Schedule have been filed in due and timely fashion. All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries has, since January 1, 2003, been (i) in default with respect to its obligations under any such insurance policies or (ii) denied insurance coverage. Since December 31, 2004, there has not been any damage to, destruction of, or loss of any assets of the Company or any of its Subsidiaries not covered by insurance that could have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole. Except as set forth on Schedule 4.23, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs, and the reserves set forth on the consolidated balance sheet of the Company as of December 31, 2004 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.
     4.24 Absence of Undisclosed Liabilities. Except for items for which reserves have been established in the Company’s and its Subsidiaries’ most recent audited consolidated balance sheets and interim unaudited consolidated balance sheets, which have been delivered to Buyer and which do not reflect any overstated assets, neither the Company nor any of its Subsidiaries has incurred or discharged, or is legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by the Company or any of its Subsidiaries entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by the Company or any of its Subsidiaries, as the case may be, to cause the Company or any of its Subsidiaries to repurchase such loan or other asset or to pursue any other form of recourse against the Company or any of its Subsidiaries (other than customary short term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Neither the Company nor any of its Subsidiaries has knowingly made nor shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by the Company, no cash, stock or other dividend or any other distribution with respect to Company Common Stock has been declared, set aside or paid, nor has any of the Company Common Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 2004.
     4.25 Qualification as Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor any of its Subsidiaries is aware of any fact, condition or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     4.26 Full Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
     5.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and UCB is a corporation duly organized, validly existing and in good standing under the laws of the State of California. UCB is a California state-chartered commercial bank supervised by the CADFI and the FDIC. Each of Buyer and UCB (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay Buyer or UCB from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or UCB to consummate the transactions contemplated hereby and in no event constitutes a Material Adverse Effect on Buyer. Buyer is supervised by the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Certificate of Incorporation of Buyer, the Articles of Incorporation of UCB, and the Bylaws of each of Buyer and UCB, copies of all of which have previously been made available to the Company, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.
     5.2 Authority; No Violation.
          (a) Each of Buyer and UCB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and UCB and by Buyer in its capacity as the sole shareholder of UCB pursuant to applicable law, and no other corporate proceedings on the part of Buyer for UCB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and UCB and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer and UCB, enforceable against Buyer and UCB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by Buyer and UCB nor the consummation by Buyer and UCB of the transactions contemplated hereby, nor compliance by Buyer and UCB with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer or the organizational documents of any of Buyer’s Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or UCB or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or delay Buyer or UCB from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or UCB to consummate the transactions contemplated hereby and in no event constitutes a Material Adverse Effect on Buyer.
     5.3 Consents and Approvals. Except for (a) the filing of the FDIC Application and FRB Application and approval or waivers of such applications, (b) the filing of the State Banking Approvals and Notices, (c) the filing of the Agreement of Merger and California Certificates

with the Massachusetts Secretary and the California Secretary, and (d) the Securities Laws Filings and Approvals, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Buyer or UCB of this Agreement or the consummation by UCB of the Merger and the other transactions contemplated hereby. No vote of any shareholders of Buyer is required to approve this Agreement or to consummate the transactions contemplated hereby.
     5.4 Broker’s Fees. Neither Buyer nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to Advest, Inc. (“Buyer Advisor”).
     5.5 Buyer Information. The information relating to Buyer and its Subsidiaries, including UCB, to be contained in any document filed with any other Governmental Entity, including but not limited to the SEC, or provided to the Company’s shareholders in connection herewith (including, without limitation, the Proxy Statement) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     5.6 Ownership of Company Common Stock. Neither Buyer nor any of its Subsidiaries, including UCB, or affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock.
     5.7 Access to Funds. Buyer has, and on the Closing Date will have, sufficient funds and available shares of Buyer Common Stock authorized to enable it to consummate the Merger and to pay the aggregate Merger Consideration pursuant to the terms of this Agreement.
     5.8 Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals applicable to it from any Governmental Entity required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained on a timely basis.
     5.9 Legal Proceedings. Neither Buyer nor UCB is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that, individually or in the aggregate, would (i) delay or prevent Buyer or UCB from performing their respective obligations hereunder, (ii) adversely affect the ability of Buyer or UCB to consummate the transactions contemplated hereby or (iii) constitute a Material Adverse Effect on Buyer.
     5.10 Compliance with Applicable Law. Buyer and each of its Subsidiaries, including UCB:
          (a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises,

certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, UCB has a Community Reinvestment Act rating of “satisfactory” or better;
          (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit Buyer and each of its Subsidiaries to carry on its business as currently conducted;
          (c) has, since December 31, 2003, received no notification or communication from any Governmental Entity (A) asserting that Buyer or any of its Subsidiaries, including UCB, is not in compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, UCB’s FDIC deposit insurance; and
          (d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Company’s Board of Directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of Buyer or any of its Subsidiaries, including UCB, and neither Buyer nor any of its Subsidiaries has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
     5.11 Regulatory Reports. Buyer and each of its Subsidiaries, including UCB, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Regulatory Agency (collectively, the “Buyer Reports”) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries, including UCB, since December 31, 2003. There is no unresolved material violation, criticism, or exception by any

Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.
     5.12 Full Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Article V not misleading.
     5.13 Capitalization.
          (a) The authorized capital stock of Buyer consists of 180,000,000 shares of Buyer Common Stock and 10,000,000 shares of Buyer Preferred Stock. As of May 20, 2005, there were (i) 91,717,006 shares of Buyer Common Stock issued and outstanding, (ii) no shares of Buyer Preferred Stock outstanding, and (iii) 23,657,648 shares of Buyer Common Stock reserved for issuance pursuant to the option plans and described in Section 5.13 of the Buyer Disclosure Schedule (“Buyer Option Plans”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in the Buyer’s Annual Report for the fiscal year ending December 31, 2004 on Form 10-K (including exercise rights disclosed therein), Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Capital Stock or any other equity security of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Capital Stock or any other equity security of Buyer.
          (b) The authorized capital stock of UCB consists of 150,000 shares of common stock, of which all such shares are outstanding on the date hereof. All of the issued and outstanding shares of UCB are owned by Buyer. All of the issued and outstanding shares of UCB have been duly authorized and validly issued and are fully paid and nonassessable. UCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of UCB or any other equity security of UCB or any securities representing the right to purchase or otherwise receive any shares of capital stock of UCB or any other equity security of UCB. The stock transfer ledger of UCB accurately reflects the shareholders of record of UCB.
     5.14 Financial Statements. Buyer has previously made available to Company copies of the balance sheets of Buyer as of December 31 for the fiscal years 2001 through 2004, inclusive, and the related statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for the fiscal years 2002 through 2004, inclusive, as reported in the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Buyer’s independent public accountants. The December 31, 2004 balance sheet of Buyer (including the related notes, where applicable) fairly presents the financial position of Buyer as of the date thereof, the other previously-delivered financial statements referred to in this Section 5.14 (including the related notes, where applicable) fairly present, the financial statements filed by Buyer with SEC after December 31, 2004 fairly present, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the operations and financial position of Buyer for the respective fiscal periods or as of the respective dates therein set forth, other than as may be affected by such relevant items as have been disclosed in any Buyer Report (including without limitation Item 9-A of Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to Buyer’s 2004 Annual Report to Shareholders, and Item 4 of Part I of Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005).
     5.15 Absence of Certain Changes or Events.
          (a) Except as disclosed in any Buyer Reports filed prior to the date of this Agreement, since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Buyer or UCB.
          (b) Except as disclosed in any Buyer Report, since December 31, 2004, each of Buyer and UCB has carried on its business only in the ordinary and usual course consistent with its past practices.
     5.16 Taxes.
          (a) Buyer and UCB have (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Buyer (in accordance with GAAP) for all Taxes, with such provisions being based on estimates made by Buyer or UCB in good faith. No deficiencies for any Taxes have been proposed or assessed in writing with respect to Buyer or UCB, other than amounts which have been otherwise provided for or which are immaterial to the financial statements of Buyer; provided, however, Buyer has pending a corporate income tax audit by the State of California that may result in an assessment of taxes that in the aggregate would not be material to Buyer and UCB (collectively, the “Audit”). There are no Liens for Taxes upon the assets of Buyer except for Liens that may result from the Audit and except for statutory liens for current Taxes not yet due. Neither Buyer nor UCB has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no waiver or extension of the time to assess or collect any Taxes is pending or outstanding. Neither Buyer nor UCB is a party to any agreement providing for the allocation or sharing of Taxes except for a certain intercompany tax sharing agreement between Buyer and its direct and indirect subsidiaries, including UCB, dated as of July 17, 2003.
          (b) To the knowledge of Buyer, when required to do so, UCB has properly withheld Taxes on all non-resident deposit accounts.

     5.17 Disclosure Controls and Procedures. Except as set forth in the Buyer Reports (including without limitation Item 9-A of Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to Buyer’s 2004 Annual Report to Shareholders, and Item 4 of Part I of Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005), none of Buyer’s or UCB’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Buyer or UCB or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Except as set forth in the Buyer Reports (including without limitation Item 9-A of Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to Buyer’s 2004 Annual Report to Shareholders, and Item 4 of Part I of Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005), Buyer and UCB have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     5.18 Absence of Undisclosed Liabilities. To the knowledge of Buyer, and except for items for which reserves have been established in Buyer’s and UCB’s most recent audited balance sheets and interim unaudited balance sheets, which have been delivered to the Company and which do not reflect any overstated assets, neither Buyer nor UCB has incurred or discharged, or is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. Neither Buyer nor UCB has knowingly made nor shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by Buyer, no cash, stock or other dividend or any other distribution with respect to Buyer Capital Stock has been declared, set aside or paid, nor has any of the Buyer Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by Buyer since March 31, 2005.
     5.19 Derivative Transactions. Except as set forth in the Buyer Disclosure Schedule, as of the date hereof, neither Buyer nor any of its Subsidiaries has any outstanding material Derivative Transaction for its own account or for the account of any of its customers other than Derivative Transactions which (a) are similar to transactions engaged in by commercial banks in the ordinary course of their businesses, and (b) have not been criticized by Buyer’s or Buyer’s Subsidiaries’ bank regulatory agencies in connection with recent regulatory examinations.
     5.20 Employee Benefit Plans. Section 5.11 of the Buyer Disclosure Schedule sets forth a true and correct and complete list of each of Buyer’s incentive compensation plans, equity compensation plans, “welfare” plans, fund or program (within the meaning of Section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA), and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Buyer or any of its ERISA Affiliates for the benefit of any current or former employee, director, or consultant of Buyer or any of its ERISA Affiliates.
     5.21 Qualification as Reorganization. Neither Buyer nor any of its Subsidiaries has taken or agreed to take any action or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Buyer nor any of its Subsidiaries is aware of any fact, condition or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices and, to the extent consistent therewith, the Company will use its reasonable efforts to (w) preserve intact the business organization of the Company and its Subsidiaries, (x) keep available to itself and Buyer the present services of the current officers and employees of the Company and its Subsidiaries, (y) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist, and (z) maintain and expand the deposits and loan portfolio assets of the Company consistent with the stated budget and forecast of the Company. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by Buyer, neither the Company nor any of its Subsidiaries shall:
          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;
          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any of its shares, or any securities convertible into or exercisable for any shares of its capital stock; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien on, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;
          (c) amend its Articles of Incorporation Bylaws or other similar governing documents;
          (d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 individually or $100,000 in the aggregate;
          (e) enter into any new line of business, except for Company’s new overdraft privilege product line to be offered to certain Company customers;
          (f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, including without limitation any loan portfolios or pools, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices; or (ii) open, close, sell or acquire any branches;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or pledge or otherwise encumber or dispose of any assets of the Company, except in the ordinary course of business consistent with past practice; provided, however, that in no event shall any such indebtedness or obligations (excluding, however, Company deposits) be for a period exceeding six (6) months;
          (h) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;
          (i) change its methods of accounting in effect at December 31, 2004, including without limitation its methods of accounting for any expense, asset, transaction, gain, income, tax, loss, deposits or any other item that may be properly taken into account in calculating Company net worth, loan and lease losses and core deposits, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;
          (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and any of their respective current or former directors, officers or employees; (ii) except for normal increases in the ordinary course of business consistent with past practice, except as required by applicable law and except as set forth in the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, and in any event not more than the lesser of $5,000 or 5.0% of annual compensation; or (iii) make any equity or equity-based grants or allocations under any Plan (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);
          (k) purchase, acquire, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain, any loans, loan pools, loan portfolios, participation or other interests in loans, or any of its material assets, properties or other material rights or agreements other than in the ordinary course of business consistent with past practice;
          (l) file any application to establish, relocate or terminate the operations of any banking office of the Company;
          (m) other than in the ordinary course of business and consistent with past practices, create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under, or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for office space to which it is a party or by which it or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date and the sale by the Company of real property located at 15 Bow Street, Somerville, MA 02143;
          (n) except pursuant to written agreements in effect on the date hereof and previously provided to Buyer, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;
          (o) make or change any material election concerning Taxes (other than an election that is required by law to be made periodically and is made consistent with past practice and that does not materially increase any liability for Taxes), file any amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes or obtain any Tax ruling;
          (p) take any action, or omit to take any action, the taking or omission of which would reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code;
          (q) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any material litigation, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto), or incurred since December 31, 2004 in the ordinary course of business consistent with past practice;
          (r) enter into any transaction outside the ordinary course of business consistent with past practices, including (i) the purchase of certificates of deposit from brokers or other third parties, (ii) the offering or payment of rates of interest on deposit accounts materially different than the bank’s past practices or current market rates, (iii) the entry into any new material contracts, and (iv) the purchase or sale of investment securities unless such transaction is prudent, necessary, consistent with the Company or its Subsidiaries’ written investment policies and their respective 2005 budgets, duly approved by senior management of the Company and its Subsidiaries, as the case may be, and, if involving a purchase, is limited to investment-grade securities; or
          (s) authorize, commit or agree to do any of the foregoing actions.
     6.2 Covenants of Buyer. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit UCB or any of Buyer’s other Subsidiaries to:
          (a) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
          (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approvals or the consummation of the Merger;
          (c) take any action, or omit to take any action, the taking or omission of which would reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code, or
          (d) authorize, or commit or agree to do any of the foregoing.
     6.3 Covenants of Both Buyer and the Company. Buyer and the Company agree that they will report in their respective federal income Tax Returns for the taxable period including the Closing Date that the Merger qualified as a reorganization under Section 368(a) of the Code, and will properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3. No party hereto, unless required by law, will take any Tax reporting position inconsistent with the characterization of the Merger as a reorganization under Section 368(a) of the Code.

ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 Regulatory Matters.
          (a) The Buyer shall promptly prepare and file within forty-five (45) days of the date of this Agreement such regulatory filings as are applicable to the Merger, and the Company shall take, in accordance with applicable law, applicable stock exchange rules and its articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”), as promptly as practicable after the date hereof. The Company’s Board of Directors shall recommend such approval, subject to their fiduciary duties, and the Company shall take all reasonable lawful action to solicit such approval by its shareholders.
          (b) Each of the Company and Buyer shall cooperate and shall instruct their respective agents, attorneys and accountants to cooperate in the preparation and filing of an application for a permit (the “California Permit”) from the California Commissioner of Corporations (the “California Commissioner”) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the “California Securities Law”) and all other necessary documents and forms required to be filed with the California Department of Corporations (the “DOC”) in order to notify interested parties as required by California law of and to hold a fairness hearing conducted before the California Commissioner in accordance with Section 25142 of the California Securities Law (“Section 25142”) and related authorities with respect to the Merger and the shares of Buyer Common Stock to be issued in the Merger (the “California Fairness Hearing”) in order to establish that the issuance of Buyer Common Stock in the Merger is exempt from Securities Act registration under Section 3(a)(10) of the Securities Act (the “Section 3(a)(10) Exemption”) (the “DOC Application”). Buyer shall submit the DOC Application to the DOC within fourteen (14) calendar days after the later of (i) the date of this Agreement, and (ii) the date on which the Company has furnished to the Buyer materials and information in conformity with the requirements of the DOC; provided, however, that such fourteen (14) calendar day period shall be extended for the minimum period necessary to obtain any indispensable information or data from third party sources. The Company and Buyer shall make their respective appropriate representatives available to prepare and provide such testimony as is necessary or appropriate to present at the California Fairness Hearing and to support Buyer’s and the Company’s appearances at the California Fairness Hearing.
          (c) Each of the Company and Buyer shall cooperate and shall instruct their respective agents, attorneys and accountants to cooperate in the preparation and filing by Buyer with the SEC of a registration statement on Form S-4 in order to register under the Securities Act the shares of Buyer Common Stock to be issued in the Merger (the “S-4 Registration Statement”) if any of the following occurs: (i) the DOC informs Buyer that the DOC will not accept jurisdiction to hold the California Fairness Hearing after Buyer submits the DOC Application; (ii) after commencement of the California Fairness Hearing proceedings the DOC informs Buyer that the DOC will not issue such approval and make such findings with respect to the Merger and the issuance of Buyer Common Stock in the Merger as are required for the Section (3)(a)(10) Exemption; or (iii) if exemption of the issuance of Buyer Common Stock in the Merger from California securities permit requirements is not available under Section 25100(o) of the California Securities Law and the DOC informs Buyer that the DOC will not issue the California Permit
          (d) The Company and Buyer shall use reasonable efforts to cooperate in Buyer’s obtaining all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
          (e) The Company shall prepare, and Buyer shall reasonably assist in such preparation of, a proxy statement of the Company for the purposes of submitting to the Company’s shareholders the principal terms of the Merger and this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and soliciting such approval (together with other proxy solicitation materials of the Company constituting a part thereof, the “Proxy Statement”). Description of Buyer and of the terms and conditions of this Agreement contained in such Proxy Statement shall be subject to consultation with Buyer.
          (f) Each of the Company and Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the DOC Application, any S-4 Registration Statement, and the Proxy Statement will, at the time the DOC Application, any S-4 Registration Statement, and the Proxy Statement and each amendment or supplement thereto, if any, is submitted to or approved by the California Department of Corporations, or is provided to Company’s shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company’s shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and Buyer further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the DOC Application, any S-4 Registration Statement, or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the DOC Application, any S-4 Registration Statement, or the Proxy Statement.
          (g) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when a permit has been issued to qualify the issuance of the shares of Buyer Common Stock in the Merger, of the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the California Department of Corporations for the amendment or supplement of the DOC Application or for additional information.
          (h) Without limiting the foregoing, the parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions thereof. The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, all the information relating to the Company, the Company’s Subsidiaries, Buyer, or Buyer’s Subsidiaries, including UCB, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.
          (i) Buyer and the Company shall, upon request, subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the DOC Application, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall from time to time make available to Buyer, upon reasonable request, a list of the Company’s shareholders and their addresses and such other information as Buyer shall reasonably request regarding the ownership of the Company Common Stock.
          (j) Buyer and the Company shall promptly furnish each other with copies of non-confidential written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
          (k) Buyer shall not be required to file a registration statement with the SEC with respect to the shares of Buyer Common Stock to be issued hereunder for the purpose of sale or resale of such shares by any person.

          (l) Not later than the fifteenth (15th) day prior to the Proxy Statement Distribution Date, the Company shall deliver to Buyer a schedule of each person that, to the best of the Company’s knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of it (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each Company Affiliate to execute and deliver to Buyer and the Company on or before the Effective Time an affiliate agreement in substantially the form attached hereto as Exhibit C.
          (m) Securities representing the shares of Buyer Common Stock to be issued to Company Affiliates pursuant to this Agreement may be subject to stop transfer orders and a restrictive legend which confirm and state that such securities representing such shares have been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the Securities Act applies, and that such securities may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration statement under the Securities Act, (ii) in a transaction permitted by Rule 145 as to which Buyer has received evidence reasonably satisfactory to Buyer that a proposed sale will be in compliance with the provisions of Rule 145 in support of which such holder provides in advance holder’s and broker’s representations the form and content of which are approved by Buyer’s counsel or an opinion of counsel, in form and substance reasonably satisfactory to Buyer, or (iii) in a transaction which, in an opinion of such holder’s counsel in form and substance reasonably satisfactory to Buyer, or as described in a “no action” or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act.
     7.2 No Solicitation by the Company.
          (a) The Company shall, and the Company shall direct and use its reasonable efforts to cause the Company’s affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by the Company) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time, the Company shall not, nor shall it authorize or permit any of the Company’s directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) except in accordance with Section 9.1(f) hereof, enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the twentieth (20th) day after the date of distribution (the “Proxy Statement Distribution Date”) of the Proxy Statement to the shareholders of the Company, if, and only to the extent that, the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would reasonably be expected to breach the Board’s fiduciary duties under applicable law, the Company may, in response to a bona fide written Acquisition Proposal not solicited in violation of this Section 7.2(a) that the Board of Directors of the Company believes in good faith constitutes a Superior Proposal, subject to providing forty-eight (48) hours prior written notice to Buyer of the Board’s decision to take such action and identifying the person making the proposal and all the material terms and conditions of such proposal (the “Company Notice”) and compliance with Section 7.2(b) hereof, following delivery of the Company Notice, (1) furnish information with respect to the Company to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and Buyer, and (2) participate in discussions or negotiations regarding such a Superior Proposal.
          (b) In addition to the obligations of the Company set forth in Section 7.2(a) hereof, the Company shall promptly advise Buyer orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Buyer informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to Buyer all materials provided to or made available to any third party which were not previously provided to Buyer.
          (c) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.
     7.3 Access to Information.
          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives, and, during such period, the Company shall make available to Buyer all information concerning the Company’s and its Subsidiaries’ businesses, properties and personnel as Buyer may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s or its Subsidiaries’ customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the Company delivers to Buyer a written log notifying Buyer of the existence of, and the basis for the Company’s withholding of, such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) Upon reasonable notice, subject to applicable laws relating to the exchange of information, and subject to and in accordance with limitations on disclosure of Buyer information and related requirements applicable to Buyer pursuant to Regulation Fair Disclosure (“Regulation FD”) adopted by the SEC, Buyer shall afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to all of Buyer’s and its Subsidiaries’ properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives, and, during such period, Buyer shall make available to the Company all information concerning Buyer’s and its Subsidiaries’ businesses, properties and personnel as the Company may reasonably request. Buyer shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or its Subsidiaries’ customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that Buyer delivers to the Company a written log notifying the Company of the existence of, and the basis for Buyer’s withholding of, such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (c) From and after the date hereof until the Effective Time, upon written request from Buyer, the Company shall provide Buyer a copy of the minutes from any management or Board loan committee and review meeting of the Company and its Subsidiaries and a copy of any materials distributed to the Directors, committee members and other meeting participants. In connection therewith, Buyer shall have the right of full review on any new loan extended by the Company or any of its Subsidiaries in a principal amount in excess of $500,000.
          (d) No investigation by Buyer or its representatives shall affect the representations, warranties, covenants or agreements of the Company set forth herein.
          (e) Notwithstanding anything contained in this Agreement to the contrary, the Company and Buyer (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that neither the Company nor Buyer (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.
     7.4 Confidentiality. All confidential information furnished to a party, to Company Advisor or to Buyer Advisor by a party, by Company Advisor or by Buyer Advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.
     7.5 Notification of Certain Matters. Each of Buyer and the Company will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.
     7.6 Employee Benefit Plans and Agreements. As soon as practicable after the Closing, employees of the Company and its Subsidiaries shall become eligible to participate in Buyer’s Plans. To the extent legally permissible, Buyer will waive any waiting time or eligibility based on longevity of employment in connection with employees of the Company and its Subsidiaries joining the Buyer’s plans. Employees of the Company shall be credited under such plans with all years of service with the Company or any Subsidiary for all purposes except benefit accrual. As of the Effective Time and thereafter, Buyer agrees to maintain and to honor, and cause the Surviving Corporation to maintain and to honor, in accordance with their respective terms, all agreements listed in Section 7.6 of the Company Disclosure Schedule (the “Benefit Agreements”).
     7.7 Indemnification.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company’s Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of the Company’s Subsidiaries or any of their predecessors or affiliates, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises Buyer that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall advance funds and in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4)

Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 7.7 except to the extent such failure to notify prejudices Buyer. Buyer’s obligations under this Section 7.7 shall continue in full force and effect for an unlimited period of time following the Effective Time.
          (b) Buyer shall cause the persons serving as officers and directors of the Company and its Subsidiaries immediately prior to the Effective Time to be covered for a period of four (4) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend on an annual basis more than two hundred percent (200%) of the amount currently expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, and provided further that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.7(b), Buyer shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.
          (c) In the event Buyer or UCB or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 7.7.
          (d) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     7.8 Reasonable Efforts; Additional Agreements.
          (a) Subject to the terms and conditions of this Agreement, each of Buyer and the Company agrees to cooperate fully with each other and to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement.

          (b) The Company agrees to use its reasonable efforts from the date of this Agreement to the Closing to assist Buyer and UCB in retaining all employees and customers of the Company and its Subsidiaries.
          (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.
     7.9 Current Information. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) invite a suitable representative of Buyer to observe all non-confidential portions of the Company’s and the Subsidiaries’ Board of Directors meetings (and audit committee thereof) as requested by Buyer and determined to be reasonable by the Company and shareholders meetings and, subject to the prior written consent of any applicable regulatory authority, any regulatory examination exit briefings, and (ii) cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of the Company and its Subsidiaries. Buyer and the Company, as the case may be, to the extent legally allowed, will promptly notify the other party of any material change in the normal course of business or in the operation of their properties and of the existence or progress in resolution of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving them, and will keep the other party fully informed of such events, including without limitation, the exit briefing at the conclusion of any regulatory examination.
     7.10 Community Commitments. From and after the Effective Time, Buyer will use its reasonable efforts to continue the community commitments undertaken by the Company prior to the date hereof in the communities currently served by the Company consistent with Buyer’s policies.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Shareholder Approval. This Agreement shall have been approved and adopted by no less than seventy-five percent (75%) of the outstanding voting shares of Company Common Stock under applicable law.
          (b) Regulatory Approvals. All regulatory approvals and the Securities Laws Filings and Approvals required to consummate the Merger or other transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
          (c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger or the other transactions contemplated hereby.
     8.2 Conditions to Obligations of Buyer and UCB. The obligation of Buyer and UCB to consummate the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
          (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Buyer.
          (d) List of Personal Properties. The Company shall have delivered to Buyer separate lists of all of Company’s, and all of its Subsidiaries’, properties and assets, real and personal, tangible or intangible, which are reflected on a consolidated balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP.
          (e) Dissenting Shares. Not more than seven and one-half percent (7.5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

          (f) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction preventing the consummation of the Merger or other transactions contemplated hereby shall be pending.
          (g) Tax Opinion. Buyer shall have received from its counsel, Squire, Sanders & Dempsey L.L.P., an opinion dated as of the Closing Date and addressed to Buyer’s board of directors, in form and substance reasonably satisfactory to Buyer, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of Buyer, UCB and the Company will be a “party to a reorganization” within the meaning of 368(b) of the Code. The parties to this Agreement agree to execute and deliver to such counsel representation letters containing such reasonable representations as may be requested by such counsel for the purpose of rendering such opinion, and the receipt of such representation letters by counsel shall be a condition to the issuance of its opinion.
          (h) Somerville Property. The period for appeal of the litigation pertaining to the real property in Somerville, Massachusetts upon which the Company formerly had a branch office entitled Asian American Bank & Trust Co. v. Charles Dermenjian, Civil Action No. 01-0871C in the Superior Court of Middlesex County, Commonwealth of Massachusetts, shall have expired without any such appeal or such litigation shall otherwise have been resolved to the reasonable satisfaction of Buyer.
          (i) Company Net Worth. At the Closing, the net worth of the Company shall be an amount not less than $17,519,000 plus the after-tax gain from the sale of any assets by the Company in 2005 or 2006 outside the ordinary course of business consistent, not including (i) the after-tax effect of any expense incurred after June 30, 2005 related to this Agreement and the transactions contemplated hereby, including payments to Company Advisor under Section 4.7 hereof and the payment to the Company’s attorneys and accountants, not to exceed $500,000 in the aggregate, (ii) the after-tax effect of any gain from the sale of assets or securities trading by the Company in 2005 or 2006 in the ordinary course of business consistent with its past practices, and (iii) any change in the “Accumulated Other Comprehensive Income (Loss), Net of Tax” line on the Company’s consolidated balance sheet after June 30, 2005, all as set forth in a consolidated balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP, and the format of such consolidated balance sheet of the Company to be delivered as of the end of the month preceding the Closing Date is attached hereto as Schedule 8.2(e).
          (j) Allowance for Loan Loss. At the Closing, the Company’s allowance for loan and lease losses shall be not less than the amount that is equal to 0.88% of the aggregate amount of loans in the Company’s portfolio of loan assets (Total Loans), as set forth in the balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP. Upon Buyer’s written request, received not earlier than five (5) calendar days prior to the Effective Time, the Company shall increase the Company’s allowance for loan losses by an amount specified by Buyer, which increase amount shall not be taken into consideration in determining the net worth of the Company for purposes of Section 8.2(i) above.

          (k) Core Deposits. The balance of core deposits with the Company shall be not less than $62,000,000.
     8.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.
          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.
          (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Buyer.
          (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction preventing the consummation of the Merger or other transactions contemplated hereby shall be pending.
          (e) Tax Opinion. The Company shall have received from its counsel, Bingham McCutchen LLP, an opinion dated as of the Closing Date and addressed to the Company’s board of directors, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Buyer, UCB and the Company will be a party to a reorganization within the meaning of Section 368(b) of the Code. The parties to this Agreement agree to execute and deliver to such counsel representation letters containing such reasonable representations as may be requested by such counsel for the purpose of rendering such opinion, and the receipt of such representation letters by counsel shall be a condition to the issuance of its opinion.
          8.4 Frustration of Closing Conditions. Neither Buyer nor the Company may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3 to which their obligations are subject, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable efforts to consummate the Merger or the other transactions contemplated by this Agreement, as required by and subject to Section 7.8(a).
ARTICLE IX
TERMINATION AND AMENDMENT
     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the Merger:
          (a) by mutual consent of Buyer and the Company;
          (b) by either Buyer or the Company upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the thirty (30) day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, (ii) after Buyer and Company have performed their respective obligations under Section 7.1 of this Agreement with respect to the Securities Laws Filings and Approvals, both of the following occur: (x) the DOC either does not accept jurisdiction of the California Fairness Hearing or, after commencement of the California Fairness Hearing proceedings, the DOC informs Buyer that the DOC will not issue such approval and make such findings with respect to the Merger and the issuance of Buyer Common Stock in the Merger as are required for the Section 3(a)(10) Exemption; and (y) the SEC informs Buyer that the SEC will not declare effective the S-4 Registration Statement, or (iii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b) if such denial, request, recommendation for withdrawal, DOC or SEC position, order, injunction or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (c) by either Buyer or the Company if the Merger shall not have been consummated on or before May 1, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (d) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Buyer nor the Company shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under

Section 8.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of a representation or warranty by Buyer);
          (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;
          (f) by the Company prior to the twenty-fifth (25th) calendar day following the Proxy Statement Distribution Date in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to terminate this Agreement in order to comply with its fiduciary duties to the Company and to the Company’s shareholders under applicable law; provided, however, that the Board of Directors of the Company may terminate this Agreement pursuant to this Section 9.1(f) solely to concurrently enter into a definitive acquisition agreement or other similar agreement related to a Superior Proposal; and provided further, however, that this Agreement may be terminated pursuant to this Section 9.1(f) only after the fifth (5th) day following Buyer’s receipt of written notice advising Buyer that the Board of Directors of the Company is prepared to accept a Superior Proposal, and only if, during such five (5) -day period, if Buyer so elects, the Company and its advisors shall have negotiated in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Buyer to proceed with the transactions contemplated herein on such adjusted terms;
          (g) by the Company if the Average Closing Price is less than eighty percent (80%) of the Agreement Price; provided, however, that if the Company elects to terminate this Agreement pursuant to this Section 9.1(g), Buyer may render such election null and void, and thereby revive this Agreement, by agreeing to adjust the Exchange Ratio to the product of (I) 1.108, and (II) a fraction, the numerator of which is the product of (a) the Agreement Price, and (b) 0.85, and the denominator of which is the Average Closing Price, provided that such adjustment does not negate or adversely impact the conclusions reflected in the tax opinions to be delivered pursuant to Sections 8.2(g) and 8.3(e) of this Agreement; or
          (h) by Buyer if the Average Closing Price is greater than one hundred twenty percent (120%) of the Agreement Price; provided, however, that if Buyer elects to terminate this Agreement pursuant to this Section 9.1(h), the Company may render such election null and void, and thereby revive this Agreement, by agreeing to adjust the Exchange Ratio to the product of (I) 1.108, and (II) a fraction, the numerator of which is the product of (a) the Agreement Price, and (b) 1.15, and the denominator of which is the Average Closing Price, provided that such adjustment does not negate or adversely impact the conclusions reflected in the tax opinion to be delivered pursuant to Sections 8.2(g) and 8.3(e) of this Agreement.

     9.2 Effect of Termination.
          (a) In the event of termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become null and void and have no effect except that (i) Sections 7.4, 9.2 and 10.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
          (b) (i) If the Company terminates this Agreement pursuant to Section 9.1(f) hereof, the Company shall pay to Buyer a termination fee equal to $1,300,000 by wire transfer of same day immediately available funds on the date of termination. The Company and Buyer agree that the agreement contained in this Section 9.2(b)(i) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
                (ii) In the event that this Agreement is terminated by the Company or Buyer under Section 9.1(d) or 9.1(e) hereof for material breach of this Agreement by the other, and the terminating party is not itself in material breach of this Agreement, the breaching party shall pay the terminating party a termination fee of $300,000 by wire transfer of immediately available funds on the date of termination; provided, however, that that if this Agreement is terminated by Buyer under Section 9.1(d) or 9.1(e) hereof for material breach of this Agreement by the Company, and Buyer is not itself in material breach of this Agreement, and the Company, within two (2) years after the effective date of termination of this Agreement, shall have entered into an agreement to engage in or there has otherwise occurred an Acquisition Transaction with any person other than Buyer of any affiliate (as such term is defined in Rule 405 promulgated by the SEC under Regulation C) of Buyer, then the Company shall pay Buyer an additional fee of $500,000 by wire transfer of immediately available funds on the earlier of the date of such agreement or the date of consummation of such Acquisition Transaction. The Company and Buyer agree that the agreement contained in this Section 9.2(b)(ii) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
     9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed by duly authorized representatives on behalf of each of the parties hereto.
     9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by duly authorized representatives on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
GENERAL PROVISIONS
     10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
     10.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
     10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)		if to Buyer, to:

UCBH Holdings, Inc.
555 Montgomery Street
San Francisco, CA 94111
Attention: Sandra Go, Senior Vice President, Corporate Development

with copies (which shall not constitute notice to Buyer) to:

Squire, Sanders & Dempsey L.L.P.
One Maritime Plaza, Suite 300
San Francisco, CA 94111-3492
	Attention:	Nicholas Unkovic, Esq.
David Kenny, Esq.

and

Advest, Inc.
One Rockefeller Plaza
New York, NY 10020
Attention: Aaron C. DiRusso

(b)		if to the Company, to:

Asian American Bank & Trust Company
68 Harrison Avenue, Sixth Floor
Boston, MA 02111
Attention: Raymond K. Tung, President & Chief Executive Officer

with copies (which shall not constitute notice to the Company) to:

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
	Attention:	Neal J. Curtin, Esq.
Michael T. Gibbs, Esq.

and

Keefe, Bruyette & Woods, Inc.
225 Franklin Street
Boston, MA 02110
Attention: Robert Hutchinson
     10.4 Interpretation. Whenever the term “person” is used in this Agreement, it shall be construed broadly to include any person or entity of any kind. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the term “knowledge” is used in this Agreement, it means the knowledge of such party after diligent inquiry. The terms, “Section,” “Schedule” and “Exhibit” refer to sections and schedules exhibits attached to, this Agreement, respectively. The terms “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all exhibits and schedules hereto. The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.6 Entire Agreement. This Agreement, together with all exhibits, schedules and other attachments hereto (including the documents and the instruments referred to herein and therein, including, without limitation, the Confidentiality Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of the Confidentiality Agreement or any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.
     10.7 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. Each of the parties consents that all such service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at the address of its agent set forth herein, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.
     10.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 7.4 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.4 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     10.10 Publicity. Except as otherwise required by law or by the rules of the Nasdaq Stock Market’s National Market, so long as this Agreement is in effect, neither Buyer nor the Company shall, nor shall Buyer or the Company permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

     10.11 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     10.12 Fax Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Buyer, UCB and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UCBH HOLDINGS, INC.

By:

Name:

Title:

UNITED COMMERCIAL BANK

By:

Name:

Title:

ASIAN AMERICAN BANK &
TRUST COMPANY

By:

Name:

Title:

By:

Name:

Title:

AGREEMENT AND PLAN OF MERGER
among
UCBH HOLDINGS, INC.
UNITED COMMERCIAL BANK
and
ASIAN AMERICAN BANK & TRUST COMPANY
Dated as of August 2, 2005

i

(continued)

(continued)

(continued)

(continued)

Page
10.7 Governing Law	51

10.8 Enforcement of Agreement	51

10.9 Severability	51

10.10 Publicity	51

10.11 Assignment; No Third Party Beneficiaries	52

10.12 Fax Signatures	52

EXHIBIT A — Form of Agreement of Merger

EXHIBIT B — Forms of California Certificates

EXHIBIT C — Form of Affiliate Agreement

v

APPENDIX I
DEFINITIONS
     As used in this Agreement, the following terms shall have the definitions set forth herein:
          (a) “AASC I” means Asian American Security Corporation, a corporation organized and existing under the laws of the Commonwealth of Massachusetts and a wholly owned subsidiary of the Company.
          (b) “AASC I Common Stock” has the meaning given such term in Section 4.2(b) hereof.
          (c) “AASC II” means Asian American Security Corporation II, a corporation organized and existing under the laws of the Commonwealth of Massachusetts and a wholly owned subsidiary of the Company.
          (d) “AASC II Common Stock” has the meaning given such term in Section 4.2(c) hereof.
          (e) “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
          (f) “Acquisition Transaction” means a (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
          (g) “Aggregate Buyer Share Amount” means the number of shares of Buyer Common Stock issued as Merger Consideration hereunder.
          (h) “Aggregate Cash Election Share Number” means the aggregate number of shares of Company Common Stock with respect to which a Cash Election or Combination Cash Election has been made.

1

          (i) “Aggregate Cash Value” means the aggregate amount of cash issued as Merger Consideration hereunder and any cash paid or payable in lieu of fractional shares and any cash paid or payable in respect of Dissenting Shares. For purposes of computing Aggregate Cash Value, the aggregate amount of cash paid or payable in respect of Dissenting Shares shall be deemed to be an amount not less than the product of $23.00 and the aggregate number of Dissenting Shares.
          (j) “Aggregate Deal Value” means the monetary amount equal to the sum of (a) the Aggregate Stock Value, plus (b) the Aggregate Cash Value.
          (k) “Aggregate Stock Value” means the monetary amount equal to the product of (a) the Aggregate Buyer Share Amount and the Average Closing Price.
          (l) “Agreement of Merger” has the meaning given such term in Section 1.3(b) hereof.
          (m) “Agreement Price” means the average of the daily closing price of a share of Buyer Common Stock as reported on the Nasdaq National Market for the five (5) consecutive trading days preceding the date of this Agreement.
          (n) “Audit” has the meaning given such term in Section 5.16(a) hereof.
          (o) “Average Closing Price” means the average of the daily closing price for a share of Buyer Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days preceding the fifth (5th) business day prior the Effective Time.
          (p) “Benefits Agreements” has the meaning given such term in Section 7.6 hereof.
          (q) “Buyer Advisor” has the meaning given such term in Section 5.4 hereof.
          (r) “Buyer Capital Stock” means Buyer Common Stock and Buyer Preferred Stock, collectively.
          (s) “Buyer Common Stock” means common stock of Buyer, par value $0.01 per share.
          (t) “Buyer Disclosure Schedule” has the meaning given such term in Section 3.1 hereof.
          (u) “Buyer Option Plans” has the meaning given such terms in Section 5.13 hereof.
          (v) “Buyer Preferred Stock” means preferred stock of Buyer, par value $0.01 per share.

2

          (w) “Buyer Reports” has the meaning given such term in Section 5.11 hereof.
          (x) “California Certificates” has the meaning given such term in Section 1.3(b) hereof.
          (y) “California Secretary” has the meaning given such term in Section 1.3(b) hereof.
          (z) “Cash Election Shares” means shares of Company Common Stock with respect to which a Cash Election or Combination Cash Election has been made.
          (aa) “Cash Election” has the meaning given such term in Section 2.2(a) hereof.
          (bb) “Cash Proration Factor” has the meaning given such term in Section 2.2(c)(ii)(C) hereof.
          (cc) “CADFI” means the California Department of Financial Institutions.
          (dd) “Certificate” has the meaning given such term in Section 2.1(b) hereof.
          (ee) “CFC” means the California Financial Code.
          (ff) “CGCL” means the California General Corporation Law.
          (gg) “Closing” has the meaning given such term in Section 1.3(a) hereof.
          (hh) “Closing Date” has the meaning given such term in Section 1.3(a) hereof.
          (ii) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
          (jj) “Combination Cash Election” has the meaning given such term in Section 2.2(a) hereof.
          (kk) “Combination Stock Election” has the meaning given such term in Section 2.2(a) hereof.
          (ll) “Company Advisor” has the meaning given such term in Section 4.7 hereof.
          (mm) “Company Affiliate” has the meaning given such term in Section 7.1(l) hereof.
          (nn) “Company Common Stock” means the Class A common stock of the Company, par value $1.00 per share, and the Class C non-voting common stock of the Company, par value $1.00 per share, collectively.

3

          (oo) “Company Contract” has the meaning given such term in Section 4.15(a) hereof.
          (pp) “Company Disclosure Schedule” has the meaning given such term in Section 3.1 hereof.
          (qq) “Company Meeting” has the meaning given such term in Section 7.1(a) hereof.
          (rr) “Company Notice” has the meaning given such term in Section 7.2(a).
          (ss) “Confidentiality Agreement” means the confidentiality letter agreement, dated February 11, 2005, between the Company (through Company Advisor) and Buyer, which letter agreement was amended and restated as of July 18, 2005 to, among other things, include Company Advisor and Buyer Advisor as parties thereto.
          (tt) “Consents” has the meaning given such term in Section 4.3(a).
          (uu) “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
          (vv) “Dissenting Shares” has the meaning given such term in Section 1.5(c) hereof.
          (ww) “DOC Application” has the meaning given such term in Section 7.1(b) hereof.
          (xx) “Effective Time” has the meaning given such term in Section 1.3(b) hereof.
          (yy) “Election” shall have the meaning given such term in Section 2.2(a) hereof.
          (zz) “Election Deadline” shall have the meaning given such term in Section 2.2(b) hereof.
          (aaa) “Election Form” shall have the meaning given such term in Section 2.2(a) hereof.
          (bbb) “Election Form Record Date” shall have the meaning given such term in Section 2.2(a) hereof.

4

          (ccc) “Environmental Laws” has the meaning given such term in Section 4.16(a) hereof.
          (ddd) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (eee) “ERISA Affiliate” means, with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c), or (m) of the Code).
          (fff) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (ggg) “Exchange Agent” has the meaning given such term in Section 2.1(a).
          (hhh) “Exchange Ratio” means the number of shares of Buyer Common Stock into which a share of Company Common Stock shall be converted, which number shall be equal to 1.108, as subject to adjustment under Sections 2.2(c)(iii), 9.1(g) and 9.1(h) hereof.
          (iii) “FDIC” means the Federal Deposit Insurance Corporation.
          (jjj) “FDIC Application” has the meaning given such term in Section 4.4 hereof.
          (kkk) “Fixed Cash Amount” means a cash amount equal to $18,230,754.50.
          (lll) “Fixed Cash Proration Factor” has the meaning given such term in Section 2.2(c)(i)(B)(3) hereof.
          (mmm) “FRB” means the Federal Reserve Board.
          (nnn) “FRB Application” has the meaning given such term in Section 4.4 hereof.
          (ooo) “GAAP” means generally accepted accounting principles.
          (ppp) “Governmental Entity” has the meaning given such term in Section 4.4 hereof.
          (qqq) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.
          (rrr) “Indemnified Parties” has the meaning given such term in Section 7.7(a) hereof.
          (sss) “Injunction” has the meaning given such term in Section 8.1(c) hereof.

5

          (ttt) “Insurance Amount” has the meaning given such term in Section 7.7(b) hereof.
          (uuu) “Interstate Act” has the meaning given such term in Section 1.2 hereof.
          (vvv) “Lien” has the meaning given such term in Section 4.3(b) hereof.
          (www) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property.
          (xxx) “Loans” has the meaning given such term in Section 4.20(a) hereof.
          (yyy) “Mailing Date” has the meaning given such term in Section 2.2(a) hereof.
          (zzz) “Massachusetts Secretary” has the meaning given such term in Section 1.3(b) hereof.
          (aaaa) “Material Adverse Effect” means with respect to a person, an effect which (i) is materially adverse to the business, results of operations or financial condition of such person and its Subsidiaries (if any) taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks, thrifts or their holding companies specifically (including changes in the prevailing level of interest rates), (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (E) in the case of the Company, any action or omission of the Company taken with the prior written consent of Buyer, and in the case of Buyer, any action or omission of Buyer taken with the prior written consent of the Company; or (ii) materially impairs the ability of such person to consummate the transactions contemplated hereby.
          (bbbb) “MBCL” means the Massachusetts Business Corporations Law, G.L. C156B.
          (cccc) “MBBI” means the Massachusetts Board of Bank Incorporation..
          (dddd) “MDB” means the Massachusetts Division of Banks.
          (eeee) “Merger Consideration” has the meaning given such term in Section 1.5(a) hereof.

6

          (ffff) “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.
          (gggg) “Participation Facility” means any facility in which the Company participates in the management, and, where required by the context, said term means the owner or operator of such property.
          (hhhh) “Per Share Cash Consideration” means an amount of cash, without interest, equal to twenty-three dollars ($23.00).
          (iiii) “Plans” has the meaning given such term in Section 4.11(a) hereof.
          (jjjj) “Proxy Statement” has the meaning given such term in Section 7.1(e) hereof.
          (kkkk) “Proxy Statement Distribution Date” has the meaning given such term in Section 7.2(a).
          (llll) “Regulatory Agency” has the meaning given such term in Section 4.5(a) hereof.
          (mmmm) “Requisite Regulatory Approvals” has the meaning given such term in Section 8.1(b) hereof.
          (nnnn) “SEC” means the U.S. Securities and Exchange Commission.
          (oooo) “Section 86 et seq.” has the meaning given such term in Section 1.5(c) hereof.
          (pppp) “Securities Act” means the Securities Act of 1933, as amended.
          (qqqq) “SRO” means self-regulatory organization.
          (rrrr) “Securities Laws Filing and Approvals” means all filings to be made with, hearings to be conducted before, approvals to be provided by, permits to be issued by, and/or registrations to be made with, as the case may be, the California Department of Corporations or the Securities Exchange Commission in accordance with and pursuant to the provisions of Section 7.1 of this Agreement.
          (ssss) “State Banking Approvals and Notices” has the meaning given such term in Section 4.4 hereof.
          (tttt) “Stock Election” has the meaning given such term in Section 2.2(a) hereof.
          (uuuu) “Stock Election Shares” means shares of Company Common Stock with respect to which a Stock Election or Combination Stock Election has been made.

7

          (vvvv) “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.
          (wwww) “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than fifty percent (50%) of the combined voting power of the shares of capital stock of the Company then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the Company’s shareholders than the Merger, (ii) that constitutes a transaction that, in such Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is highly likely to be obtained by such third party.
          (xxxx) “Surviving Corporation” has the meaning given such term in Section 1.2 hereof.
          (yyyy) “Tax Return” means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.
          (zzzz) “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
          (aaaaa) “UCB” means United Commercial Bank.
          (bbbbb) “Undesignated Shares” means those shares deemed to be Undesignated Shares under Sections 2.2(a) and 2.2(c)(v) hereof.
          (ccccc) “USA PATRIOT Act” has the meaning given such term in Section 4.14(a) hereof.

8

List and Description of Omitted Schedules to
Agreement and Plan of Merger Among
UCBH Holdings, Inc. (“Buyer”), UCBH Merger Sub, Inc.
And Asian American Bank & Trust Company (the “Company”)
Dated August 2, 2005 (the “Agreement”)

COMPANY DISCLOSURE SCHEDULE
Schedule 4.1(a)(iii): Subsidiaries — Listing of Seventy Harrison Avenue Realty Trust as the Company’s sole subsidiary.
Schedule 4.3(b): Non-Contravention — Listing of agreements to which the Company is a party and which prohibit assignment absent consent of the counterparty, dated 1998 through 2005. Types of agreements include services agreements, software licensing agreements, data processing agreements, information manager agreements and agreements for advances.
Schedule 4.4(b): Consents and Approvals — Cross-reference to Schedule 4.3 (b).
Schedule 4.5(a): Regulatory Reports — Statement that there are ordinary course of business, legal corrections and follow-up items arising from usual examinations of the Company conducted by the FDIC.
Schedule 4.5(b): Stockholder Communications — Listing of written communications from the Company to its stockholders, including proxy statements, announcements, notices and letters sent to and about stockholders and stock actions, dated 2003 through 2005.
Schedule 4.8(a): Absence of Certain Changes — Statement that the Company’s Senior Lender has terminated his employment with the Company since December 31, 2004.
Schedule 4.8(b): Absence of Certain Changes (Business Operations) — Listing of third-party service agreements that the Company has entered into since December 31, 2004.
Schedule 4.8(c): Absence of Certain Changes (Employees) — Statement that Company has implemented the Focal Review Program and listing of Change in Control Agreements between the Company and certain officers.
Schedule 4.9: Legal Proceedings — Listing and description of various legal proceedings that the Company is involved in, including the attachment of related legal documentation.

Schedule 4.11(a): Employee Benefit Plans — Listing of employee benefits offered by the Company, offer letters from the Company to certain employees, and various employment agreements between the Company and certain employees.
Schedule 4.14: Compliance with Applicable Law — Statement indicating that there are no exceptions to Section 4.14 of the Agreement other than such non-compliance as is disclosed in Schedule 4.5(a).
Schedule 4.15(a): Contracts — Listing of various agreements, including leases, subleases, service agreements, and license agreements, between the Company and various parties dated 1995 through 2005.
Schedule 4.17: Derivative Transactions — Listing of certain agreements that the Company is considering in connection with derivative transactions.
Schedule 4.20(a): Loans — Descriptions of the Company’s outstanding loans with directors and officers, loans classified as “Watch List” and “Delinquent,” as well as the Company’s commercial loan portfolio profile.
Schedule 4.23: Insurance — Listing of the Company’s insurance polices and loss reports, accompanied by related documentation and correspondence.
Schedule 4.24: Absence of Undisclosed Liabilities — Reference to Schedule 4.9 for a description of an indemnity claim and a description of a request for reimbursement of medical expenses. Also refers to Schedule 14.11(a) for a description of certain bonus payments owed by the Company to an individual.

BUYER DISCLOSURE SCHEDULE
Section 5.2(b)(ii)(y): Conflicts — Statement that Buyer will seek to obtain a prospective waiver regarding non-compliance with certain borrower financial covenants under its credit line facility in connection with the acquisition of Pacifica Bancorp, Inc.
Section 5.11: Regulatory Reports — Listing of certain delinquent regulatory reports.
Section 5.13(a): Buyer Option Plan — Description of Buyer’s stock option plan.
Section 5.19: Derivative Transactions — Not applicable.
Section 5.20 Employee Benefit Plans — Description of various employee benefit plans offered to Buyer’s employees.

FORM OF AGREEMENT OF MERGER AND CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

FORM OF ASIAN AMERICAN BANK & TRUST COMPANY AFFILIATE AGREEMENT

FORM OF VOTING AND IRREVOCABLE PROXY AGREEMENT

UCBH Holdings, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.